Exhibit 99.1
Sysorex Global Holdings Corp. Announces Results for the Quarter Ended March 31, 2014

Conference Call to be Held May 15, 2014 at 4:45 pm Eastern Time

SANTA CLARA, Calif., May 15, 2014-- Sysorex Global Holdings Corp. (NASDAQ:SYRX) (“Sysorex”), an emerging growth technology company, today reported its financial results for the three-months ended March 31, 2014.

Revenues were $16,320,000 for the three-month period ended March 31, 2014 as compared to $5,362,000 in revenues for the comparable period in the prior year, an increase of $10,958,000 from the first quarter of 2013. The increase is primarily attributable to the Company’s acquisition of Lilien Systems in March of 2013 and Shoom, Inc. in August of 2013.

Cost of revenues for the three months ended March 31, 2014 was $11,969,000 compared to $3,906,000 for the comparable period in the prior year, an increase of $8,063,000. Operating expenses for the three months ended March 31, 2014 were $5,045,000 compared to $2,418,000 for the comparable period in the prior year.  The increase in cost of revenues and operating expenses were also attributable to the recent acquisition of Lilien and Shoom.

Our loss from operations for the three months ended March 31, 2014 was $695,000 compared to $962,000 for the comparable period in the prior year. The decrease of $267,000 resulted from lower acquisition and transaction costs during the first quarter of 2014, which was offset by increased amortization of intangibles resulting from the Lilien and Shoom acquisitions.

Adjusted EBITDA (a non-GAAP measurement) for the three months ended March 31, 2014 was $51,000, compared to $102,000. Consolidated net loss attributable to Sysorex shareholders was $781,000 or ($0.05) per share compared to $1,458,000 or ($0.16) per share for the first quarter of 2013. Pro forma net loss per share was ($0.01) per share compared to ($0.05) per share for the first quarter of 2013.

"We are pleased to see the growth in our business lines reflected in our results as we continue integrating our big data analytics acquisitions,” said Nadir Ali, CEO of Sysorex. "Moreover, the acquisition of Air Patrol Corporation in April 2014 further reflects the execution of our strategy to transition our business from a service company to a technology company," he continued.

Q1 Results Conference Call

The Company will host a conference call at 4:45 pm Eastern Time today to discuss the release of the Company’s financial results for the first quarter ended March 31, 2014. Following management's prepared remarks, there will be a question and answer session.

To listen to the conference call, interested parties within the U.S. should dial 1-866-652-5200 five to ten minutes before the scheduled start time. International callers should dial +1-412-317-6060. All callers should request to be connected to the Sysorex Global Holdings Corporation conference call. The conference call will also be available through a live webcast at http://client.irwebkit.com/Sysorex/events.

A replay of the call will be available approximately one hour after the end of the call through June 16, 2014. The replay can be accessed via Sysorex’s website or by dialing 1-877-344-7529 (U.S.) or +1-412-317-0088 (international). The replay conference ID number is 7752.

Reconciliation of Adjusted EBITDA to Net Loss and Pro Forma Net Loss Per Share to GAAP Net Loss Per Share

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The Company defines EBITDA as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.  The Company defines Pro forma net loss per share as GAAP net loss per share adjusted for stock-based compensation, amortization of intangibles and one time non-recurring charges such as acquisition and offering costs.

Management provides Adjusted EBITDA and Pro forma net loss per share measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the Company's performance on a period-over-period basis. Adjusted EBITDA or Pro forma net loss per share is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA and Pro forma net loss per share have limitations as analytical tools and you should not consider either in isolation or as a substitute for analysis of the company's results as reported under GAAP.

The following table presents a reconciliation of net income/loss attributable to stockholders of Sysorex Global Holdings Corp., which is our GAAP operating performance measure, to Adjusted EBITDA for the fiscal quarters ended March 31, 2014 and 2013:

	Three Months ended March 31, 2014	Three Months ended March 31, 2013
Adjusted EBITDA	$51,000	$102,000

Taxes	(35,000)	--
Cost of public offering - non recurring one time charges	(45,000)	--
Acquisition transaction costs - non-recurring one time charges	(84,000)	(604,000)
Stock-based compensation – included in acquisition costs	(20,000)	(304,000)
Stock-based compensation – included in SG&A expense	(172,000)	(39,000)
Change in the fair value of derivative liability	--	(489,000)
Other interest expense	(108,000)	(44,000)
Depreciation and amortization	(368,000)	(80,000)
Net loss attributable to stockholders of Sysorex Global Holdings Corp.	$(781,000)	$(1,458,000)

The following table presents a reconciliation of net loss per share – basic and diluted, which is our GAAP operating performance measure, to Proforma net loss per share for the fiscal quarters ended March 31, 2014 and 2013:

	Three Months ended March 31, 2014	Three Months ended March 31, 2013
Proforma net loss per share	$(0.01)	$(0.05)

Amortization of intangibles	(0.02)	(0.01)
Stock based compensation	(0.01)	(0.01)
Stock based compensation – acquisition costs	(0.00)	(0.03)
Acquisition costs	(0.01)	(0.06)
Net loss per share – basic and diluted	$(0.05)	$(0.16)

About Sysorex Global Holdings Corp.

Through focused, custom technology solutions, Sysorex (NASDAQ:SYRX) provides cyber security, data analytics, custom application development, cloud solutions, Mobile/BYOD solutions and strategic outsourcing to government and commercial clients in major industries around the world. From identifying security risks to helping clients realize value from their big data strategies, Sysorex has the experience, technology, partners, and agility to be your trusted IT partner. Visit www.sysorex.com, follow @SysorexGlobal and Like us on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. . While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

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For more information, contact:

Sysorex Investor Relations Contact:

Scott Arnold
Managing Director
CorProminence LLC
377 Oak Street
Concourse 2
Garden City, NY 11530
+1-516 222 2560
www.corprominence.com